Exhibit 10.3

HUNTINGTON SUPPLEMENTAL RETIREMENT INCOME PLAN

(Restated Effective December 31, 2013)

The Huntington Bancshares Supplemental Retirement Income Plan was adopted effective January 1, 1994, restated effective January 1, 2000, and amended and restated again effective January 1, 2008, solely for the purpose of providing supplemental benefits to certain highly compensated employees whose benefits under the Huntington Bancshares Retirement Plan (the “Qualified Plan”) are affected by the limits imposed on tax-qualified plans under the Code, or by limits imposed under the Qualified Plan. This Supplemental Retirement Income Plan is an unfunded “top hat plan” maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974 (ERISA).

Huntington Bancshares Incorporated maintains the Plan for the benefit of Eligible Employees of Huntington Bancshares Incorporated and its Related Employers subject to the terms and conditions set forth in this Plan document. Effective December 31, 2013, the Plan is amended and restated again to freeze the Plan and provide a supplemental death benefit to non-spouse Beneficiaries designated by Participants who are actively employed on or after January 1, 2014, consistent with the Beneficiary provisions of the Qualified Plan.

ARTICLE I

Definitions

Unless the context provides otherwise, capitalized terms in the Plan generally shall have the definitions set forth in this Article I. If a term is treated as a defined term in this Plan and is not specifically defined in this Article, the term shall have the meaning given it by Article I of the Qualified Plan.

Section 1.01. Beneficiary shall be determined as provided under the Qualified Plan, unless a Participant makes an election to name other individuals as the Beneficiary under this Plan.

Section 1.02. Code means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

Section 1.03. Company means Huntington Bancshares Incorporated.

Section 1.04. Committee means the Investment and Administrative Committee appointed pursuant to Article XIII of the Qualified Plan.

Section 1.05. Compensation

(a) Compensation (effective for compensation earned prior to January 1, 2000) means the monthly equivalent of the total cash remuneration paid for services rendered to an Employer during the calendar year excluding overtime pay, bonuses, incentive compensation, stock options, disability payments, contributions to any public or private benefit plan and other forms of irregular payments, pensions or other deferred compensation. Where payments not for services such as payments for travel or expenses, are not separately stated, the Company may determine and make appropriate reduction for such payments. Compensation shall include any salary reduction or salary deferral amounts pursuant to plans sponsors by the Employer under Sections 125 and 401(k) of the Code.

In respect to an Employee who transferred directly into the employ of an Employer from a Related Employer, applicable earnings for services rendered to the Related Employer shall be treated as Compensation from his Employer for purposes of this Plan to the extent these earnings are also being treated as Compensation from his Employer for purposes of the Qualified Plan.

(b) Compensation (effective for Compensation earned after December 31, 1999) means the monthly equivalent of all wages, salaries, fees for professional service and other amounts (whether or not paid in cash) for personal services actually rendered in the course of employment with an Employer (as adjusted by this Section), but only to the extent includible in gross income. This definition of Compensation is modified by the following additions and exclusions. The definition includes 50% (fifty percent) of overtime pay, bonuses, and incentive or commission compensation paid pursuant to incentive plans with one year or less measurement periods. Compensation includes periodic payments pursuant to the Huntington Transition Pay Plan paid with respect to reductions in force that were communicated to affected associates prior to June 15, 2006 pursuant to the Huntington Transition Pay Plan, amounts deferred pursuant to plans sponsored by the Employer under Sections 125 and 401(k) of the Code and compensation deferred pursuant to the Huntington Supplemental Stock Purchase and Tax Savings Plan. Compensation includes 50% (fifty percent) of amounts deferred under plans providing for the deferral of bonuses paid pursuant to a plan with a one year or less measurement period. This definition of Compensation does not include severance pay, incentive or commission compensation paid pursuant to incentive plans with longer than one year measurement periods, deferred compensation except compensation deferred pursuant to the Huntington Investment and Tax Savings Plan, the Huntington Supplemental Stock Purchase and Tax Savings Plan, a cafeteria plan pursuant to Section 125 of the Code and 50% (fifty percent) of amounts deferred by plans providing for the deferral of bonuses paid pursuant to a plan with a one year or less measurement period, payments pursuant to welfare benefit plans, noncash compensation income imputed for tax purposes only, reimbursements or other expense allowances, signing bonuses and similar payments, compensation attributable to the grant or exercise of stock options of any kind, contributions to any public or private benefit plan and other forms of irregular payments, pensions or other forms of deferred compensation. This definition of Compensation only applies to Compensation earned after December 31, 1999.

In respect to an Employee who transferred directly into the employ of an Employer from a Related Employer, applicable earnings for services rendered to the Related Employer shall be treated as Compensation from his Employer for purposes of this Plan to the extent these earnings are also being treated as Compensation from his Employer for purposes of the Qualified Plan.

(c) Notwithstanding any provision of this Plan to the contrary, compensation earned by a Participant after the Plan freeze date of December 31, 2013, shall be disregarded.

Section 1.06. Compensation Committee shall mean the Compensation Committee of the Company’s Board of Directors.

Section 1.07. Continuous Service shall be determined as provided in the Qualified Plan. In connection with the freeze of the accrual of Supplemental Retirement Benefits under this Plan as of December 31, 2013, Continuous Service shall continue to be earned on or after such date for purposes of determining a Participant’s vesting and eligibility to receive a Supplemental Retirement Benefit as described in Article III.

Section 1.08. Covered Compensation means the average of Social Security taxable wage bases for the 35-year period ending with the year of the individual’s Social Security retirement age (as defined in section 414(b)(8) of the Code). For purposes of this Section, Covered Compensation amounts shall be determined and fixed on the earlier of (a) the date of a Participant’s separation from service, or (b) the freeze date of December 31, 2013, so that the Social Security wage base in such year will be projected until the Participant’s Social Security normal retirement age.

Section 1.09. Credited Service shall be determined as provided in the Qualified Plan. In connection with the freeze of the accrual of Supplemental Retirement Benefits under this Plan as of December 31, 2013, no Credited Service shall be earned by any Participant on or after such date.

Section 1.10. Deferred Vested Benefit shall have the meaning described under Section 4.06 of the Qualified Plan; provided however, with respect to a Participant, who was a participant in a Predecessor Plan and whose Credited Service does not include service accrued under the Predecessor Plan, the term Deferred Vested Benefit does not include the portion, if any, of such Participant’s Deferred Vested Benefit attributable to such Predecessor Plan.

Section 1.11. Disability Benefit shall have the meaning described under Section 4.05 of the Qualified Plan; provided however, with respect to a Participant, who was a participant in a Predecessor Plan and whose Credited Service does not include service accrued under the Predecessor Plan, the term Disability Benefit does not include the portion, if any, of such Participant’s Disability Benefit attributable to such Predecessor Plan.

Section 1.12. Eligible Employee means any Employee who satisfies all of the conditions enumerated below:

(a) The Employee must be a participant in the Qualified Plan;

(b) The Employee’s Qualified Plan benefit exceeds the limitation of Internal Revenue Section 415(b) of the Code or the Employee’s annual compensation as defined by the Qualified Plan exceeds the limits of Section 401(a)(17) of the Code; and

(c) The Employee has been nominated by the Compensation Committee as an Eligible Employee because conditions (a) and (b) above have been satisfied.

Additionally, Eligible Employees also include participants in the Qualified Plan whose Qualified Plan Retirement Benefit is reduced as a result of deferrals made under the Huntington Bancshares Incorporated Executive Deferred Compensation Plan at the time the Qualified Plan Retirement Benefit is finally determined under the Qualified Plan.

An Eligible Employee will continue to participate until his participation terminates in accordance with the provisions of this Plan or by Action of the Compensation Committee of the Company’s Board of Directors. This Plan does not provide a minimum benefit and no payment may be due pursuant to Sections 1.19 and 1.20.

The benefit (if any) of any Eligible Employee who was an Eligible Employee prior to January 1, 2000, who is not an Eligible Employee thereafter shall be “frozen” effective December 31, 1999, and administered in accordance with principles applicable to Qualified Plan frozen benefits. The term “frozen” means an employee’s accrued benefit is determined as if the employee actually terminated employment with the Company or a Related Employer on December 31, 1999, (or the date the employee actually terminated employment with the Company or a Related Employer, if earlier).

Notwithstanding any provision of the Plan to the contrary, an Employee who is not a Participant in the Plan as of December 31, 2013, shall not be able to become an Eligible Employee after such date.

Section 1.13. Final Average Compensation means a Participant’s average monthly Compensation during the highest five (5) consecutive calendar years preceding (but not including) the year of Late, Normal or Early Retirement or other termination of employment, as applicable.

If the Participant shall not have completed five (5) calendar years of Continuous Service, such average shall be based on his Compensation averaged over such lesser period of Continuous Service. For a Participant who incurs an Approved Absence or who is rehired after a Break in Service with his prebreak service restored, the Plan Years and his Approved Absence or Break in Service shall be considered consecutive Plan Years even though they were not contiguous.

Section 1.14. Participant means any Eligible Employee entitled to a benefit under the Qualified Plan.

Section 1.15. Plan means the Huntington Bancshares Supplemental Retirement Income Plan, as set forth herein or as hereafter amended.

Section 1.16. A Predecessor Plan means a plan which has merged into the Qualified Plan.

Section 1.17. Preretirement Survivor’s Benefit means the death benefits described under Article VI of the Qualified Plan; provided however, with respect to a Participant who was a participant in a Predecessor Plan and whose Credited Service does not include service accrued under the Predecessor Plan, the term Preretirement Survivor’s Benefit does not include the portion, if any, of such Participant’s Preretirement Survivor’s Benefit attributable to such Predecessor Plan.

Section 1.18. Qualified Plan means the Huntington Bancshares Retirement Plan as it may be amended and restated from time to time.

Section 1.19. Qualified Plan Retirement Benefit means the Accrued Benefit payable to a Participant pursuant to the Qualified Plan by reason of his termination of employment with the Company and all Related Employers for any reason; provided however, with respect to a Participant, who was a participant in a Predecessor Plan, and whose Credited Service does not include service accrued under the Predecessor Plan, the term Qualified Plan Retirement Benefit does not include the portion, if any, of such Participant’s Qualified Plan Retirement Benefit attributable to such Predecessor Plan.

Section 1.20. Supplemental Retirement Benefit. Supplemental Retirement Benefit means the benefit payable to a Participant pursuant to Sections 3.01, 3.02, 3.03, 3.04 and 3.05 of this Plan by reason of the Participant’s termination of employment with the Company or a Related Employer for any reason. For the purpose of determining the Supplemental Retirement Benefit, the following rule of construction shall apply: Benefits provided by the Huntington Supplemental Executive Retirement Plan executed February 18, 1986, and as further amended and restated, will be subtracted from the Supplemental Retirement Benefit; benefits provided by the Huntington Supplemental Stock Purchase and Tax Savings Plan will not be subtracted from the Supplemental Retirement Benefit.

Section 1.21. Supplemental Surviving Beneficiary Benefit. Supplemental Surviving Beneficiary Benefit means the benefit payable pursuant to Section 4.01 to a Participant’s surviving Beneficiary. For the purpose of determining the Supplemental Surviving Beneficiary Benefit the following rule of construction shall apply: Benefits provided by the Huntington Supplemental Executive Retirement Plan executed February 18, 1986, and as further amended and restated, will be subtracted from the Supplemental Surviving Beneficiary Benefit; benefits provided by the Huntington Supplemental Stock Purchase and Tax Savings Plan will not be subtracted from the Supplemental Surviving Beneficiary Benefit.

ARTICLE II

Participation

Section 2.01. Eligibility. An Eligible Employee whose Qualified Plan Retirement Benefit is limited by reason of the application of the limitations on benefits imposed by the application of Section 415 or 401(a)(17) of the Code, as in effect on the date of the participant’s separation from service, as defined in Section 409A(a)(2)(A)(i), shall be eligible to receive a Supplemental Retirement Benefit. If an Eligible Employee described in the preceding sentence dies prior to the earlier of commencement of his Supplemental Retirement Benefit or his Qualified Plan Retirement Benefit and is survived by a Beneficiary entitled to a Preretirement Survivor’s Benefit under the Qualified Plan, then such Beneficiary shall be eligible to receive a Supplemental Surviving Beneficiary Benefit. Notwithstanding the foregoing, all active participation in this Plan shall cease as of December 31, 2013.

ARTICLE III

Supplemental Retirement Benefit

In connection with the freeze of the Plan as of December 31, 2013, Supplemental Retirement Benefits under this Plan shall cease to accrue after such date.

Section 3.01. Normal Retirement Benefit Amount. The Supplemental Retirement Benefit payable to a Participant retiring on his Normal Retirement Date shall be a monthly amount equal to the sum of Parts I and II reduced by the amount(s) described at Part III:

PART I

Part I only applies to Credited Service earned before July 1, 1999.

(a) (i)	For Participants born in or before 1937, one and one quarter percent (1.25%) of Final Average Compensation for each of the first twenty five (25) years of Credited Service plus one percent (1.0%) of Final Average Compensation for each year of Credited Service in excess of twenty five (25), if any, up to a maximum of fifteen (15) additional years

PLUS

(ii)	three quarters of one percent (.75%) of Final Average Compensation in excess of Covered Compensation for each of the first twenty five (25) years of Credited Service.

One and one quarter percent (1.25%) is increased to one and three tenths percent (1.30%) for Participants born in 1938-1954 and to one and thirty five hundredths percent (1.35%) for Participants born after 1954.

Three quarters of one percent (.75%) is decreased to seven tenths of one percent (.70%) for Participants born in 1938-1954 and to sixty five hundredths of one percent (.65%) for Participants born after 1954.

PART II

Part II only applies to Credited Service earned on or after July 1, 1999.

(a) (i)	For all Participants one percent (1.0%) of Final Average Compensation for each year of Credited Service up to a maximum of forty (40) years. When applying the forty year limitation on Credited Service, years of Credited Service earned after June 30, 1999 shall be aggregated with years of Credited Service earned before July 1, 1999.

PLUS

(ii)	sixty five hundredths of one percent (.65%) of Final Average Compensation in excess of Covered Compensation for years of Credited Service earned after June 30, 1999; which when aggregated with years of Credited Service earned before July 1, 1999 does not in the aggregate exceed twenty five (25) years of Credited Service.

PART III (LESS)

The monthly amount of the Qualified Plan Retirement Benefit actually payable to the Participant under the Qualified Plan or any supplemental executive retirement plan or agreement, sponsored or entered by the Company or any Related Employer; other than a supplemental executive retirement plan whose primary purpose is to provide benefits in excess of amounts permitted by Section 401(a)(17) or 415 of the Code with respect to a Predecessor Plan.

PART IV

The amounts described in Parts I, II and III shall be computed as of the date of termination of employment of the Participant with the Company or a Related Employer in the form of benefit described in Section 3.06 of this Plan.

PART V

Section 3.02. Early Retirement Benefit Amount.

A Participant who has attained age 55 and has completed ten (10) years of Continuous Service who retires early shall be entitled to a benefit (as of the date of income commencement) equal to the sum of (a) and (b) below, reduced by amounts described at (c) below.

(a)	The sum of the Participant’s normal retirement benefit determined pursuant to Section 3.01 Part I (a)(i) and Part II (a)(i) reduced by the factors in the table below:

Age at which Benefits Commence	Factors for Parts I and II (a)(i) of the Benefit
64.97
63.94
62.91
61.88
60.85
59.82
58.79
57.76
56.73
55.70

If benefits commence other than at the above specified ages, linear interpolation should be used to arrive at the appropriate factors.

(b)	The sum of the Participants normal retirement benefit determined pursuant to Section 3.01 Part I(a)(ii) and Part II (a)(ii) reduced by the factors in the table below:

Age at which Benefits Commence	Factors for Parts I and II (a)(ii) of the Benefit
64.92
63.84
62.76
61.71
60.66
59.63
58.60
57.56
56.52
55.48

If benefits commence other than at the above specified ages, linear interpolation should be used to arrived at the appropriate factors.

(c)	Amounts payable under any other plans described in Part III of Section 3.01 shall also be used to reduce the Supplemental Retirement Benefit payable on Early Retirement Date.

Section 3.03. Late Retirement Benefit Amount. If a Participant does not retire at his Normal Retirement Date and instead retires on his Late Retirement Date, he shall be entitled to a Supplemental Retirement Benefit computed as provided in Section 3.01 of this Plan.

Section 3.04. Disability. If a Participant becomes eligible for a Disability Benefit under the Qualified Plan, such Participant shall be entitled to a Supplemental Retirement Benefit calculated as provided under Section 3.01 of this Plan.

Section 3.05. Deferred Vested Benefit. If a Participant becomes eligible for a Deferred Vested Benefit under the Qualified Plan, he shall be entitled to a monthly amount equal to the difference between (a) and (b) below:

(a)	the monthly amount of the Deferred Vested Benefit to which the Participant would have been entitled under the Qualified Plan if such benefit were computed without giving effect to the limitations on benefits imposed by application of Section 415 or Section 401(a)(17) of the Code;

LESS

(b)	the monthly amount of the Deferred Vested Benefit actually payable to the Participant under the Qualified Plan or any supplemental executive retirement plan or agreement, sponsored or entered by the Company or any Related Company; other than a supplemental executive retirement plan whose primary purpose is to provide benefits in excess of amounts permitted by Code Section 401(a)(17) or 415 with respect to a Predecessor Plan.

Section 3.06. Form of Benefit. Effective for payments that commence before November 1, 2008, the Supplemental Retirement Benefit payable to a Participant shall be paid in the form of a straight life annuity over the lifetime of the Participant only. Effective for payments that commence on or after November 1, 2008, and before May 1, 2010, the Supplemental Retirement Benefit payable to a Participant shall be paid in the form of a single life annuity with ten years certain guaranteed only. Effective for payments that commence on or after May 1, 2010, the Supplemental Retirement Benefit payable to a Participant shall be paid in the form of a single life annuity over the lifetime of the Participant only, unless the Participant elects to receive any of the following alternative annuities:

(A)	a single life annuity with five years or ten years certain guaranteed;

(B)	an annuity that provides for payments for the life of the Participant and, upon the Participant’s death, continues to pay an amount to the Participant’s Beneficiary for the lifetime of the Beneficiary equal to 50%, 75%, or 100% (as elected by the Participant before the commencement of payment) of the rate payable during the Participant’s lifetime.

These forms of benefit will be determined as the Actuarial Equivalent benefit to the straight life annuity using the same methods as the Qualified Plan. A Participant who elects any of these annuity options may change his or her election to another annuity option at any time before the Supplemental Retirement Benefit is paid. Except as provided at Section 7.09 of the Plan, the forms of benefit described in this Section 3.06 are the only forms in which the Supplemental Retirement Benefit may be paid.

Section 3.07. Commencement of Benefit. Payment of the Supplemental Retirement Benefit to a Participant shall commence on the first to occur of the following dates: (a) the Participant’s Early Retirement Date, (b) the Participant’s Normal Retirement Date, or (c) the Participant’s Late Retirement Date, as applicable. Notwithstanding the foregoing, if a Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of the Supplemental Retirement Benefit shall commence as soon as practicable after the date that is six (6) months after such date. Monthly payments that otherwise would have been made to the Participant during such six-month period shall be aggregated and paid on this commencement date.

ARTICLE IV

Supplemental Surviving Beneficiary Benefit

In connection with the freeze of the Plan as of December 31, 2013, Supplemental Surviving Beneficiary Benefits under this Plan shall cease to accrue after such date.

Section 4.01. Amount. If a Participant dies prior to commencement of payment of his Qualified Plan Retirement Benefit under circumstances in which a Preretirement Survivor’s Benefit is payable to his surviving Beneficiary, then a Supplemental Surviving Beneficiary Benefit is payable to his surviving Beneficiary as hereinafter provided. The monthly amount of the Supplemental Surviving Beneficiary Benefit payable to a surviving Beneficiary shall be equal to the difference between (a) and (b) below:

(a)	the monthly amount of the Preretirement Survivor’s Benefit to which the surviving Beneficiary would have been entitled under the Qualified Plan if such Benefit were computed without giving effect to the limitations on benefits imposed by application of Section 415 or 401(a)(17) of the Code to plans to which that section applies;

LESS

(b)	the monthly amount of the Preretirement Survivor’s Benefit actually payable to the surviving Beneficiary under the Qualified Plan or any supplemental executive retirement plan or agreement, sponsored or entered by the Company or any Related Employer; other than a supplemental executive retirement plan whose primary purpose is to provide benefits in excess of amounts permitted by Section 401(a)(17) or 415 of the Code with respect to a Predecessor Plan.

Section 4.02. Form and Commencement of Benefit. A Supplemental Surviving Beneficiary Benefit shall be payable over the lifetime of the surviving Beneficiary only in monthly installments commencing on the first day of the month coincident with or next following the date that the Participant would have reached the earliest retirement age under the Qualified Plan and terminating on the date of the last payment of the Preretirement Survivor’s Benefit made before the surviving Beneficiary’s death.

ARTICLE V

Vesting

Section 5.01. Participant Vesting. A Participant credited with five years of Continuous Service under the Qualified Plan shall be fully vested in the Plan.

ARTICLE VI

Administration of the Plan

Section 6.01. Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

Section 6.02. General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, when relevant, shall apply to this Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Company may delegate its powers and duties to one or more members in the same manner as permitted by the Qualified Plan.

ARTICLE VII

Claims Procedures

Section 7.01. Claim. Claims for benefits under the Plan shall be made in writing to the Company. The Plan Administrator shall establish rules and procedures to be followed by Participants and Beneficiaries in filing claims for benefits, and for furnishing and verifying proof necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article.

Section 7.02. Review of Claim. The Company shall review all claims for benefits. Upon receipt by the Company of such a claim, it shall determine all facts that are necessary to establish the right of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within 90 days of receipt of such claim. If prior to the expiration of the initial 90 day period, the Company determines additional time is needed to come to a determination on the claim, the Company shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of 180 days from the date the application was received. If the Company fails to notify the claimant in writing of the denial of the claim within 90 days after the Company receives it, the claim shall be deemed denied.

Section 7.03. Notice of Denial of Claim. If the Company wholly or partially denies a claim for benefits, the Company shall, within a reasonable period of time, but no later than 90 days after receiving the claim (unless extended as noted above), notify the claimant in writing of the denial of the claim. Such notification shall be written in a manner reasonably expected to be understood by such claimant and shall in all respects comply with the requirements of ERISA, including but not limited to inclusion of the following:

a)	the specific reason or reasons for denial of the claim;

b)	a specific reference to the pertinent Plan provisions upon which the denial is based;

c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

d)	an explanation of the Plan’s review procedure.

Section 7.04. Reconsideration of Denied Claim. Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or within 60 days after the claim is deemed denied as set forth above, if applicable, the claimant or duly authorized representative may file a written request with the Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits. If the claimant or duly authorized representative fails to request such a reconsideration within such 60 day period, it shall be conclusively determined for all purposes of the Plan that the denial of such claim by the Committee is correct. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

The Committee shall render a decision on the claim appeal promptly, but not later than 60 days after receiving the claimant’s request for review, unless, in the discretion of the Committee, special circumstances require an extension of time for processing, in which case the 60-day period may be extended to 120 days. The Committee shall notify the claimant in writing of any such extension. The notice of decision upon review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions upon which the decision is based. If the decision on review is not furnished within the time period set forth above, the claim shall be deemed denied on review.

If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or his duly authorized representative notifies the Committee within 90 days after the mailing or delivery to the claimant by the Committee of its determination that claimant intends to institute legal proceedings challenging the determination of the Committee and actually institutes such legal proceedings within 180 days after such mailing or delivery.

ARTICLE VIII

Miscellaneous

Section 8.01. Amendment or Termination. The Company reserves the right at any time to amend or terminate this Plan.

Section 8.02. No Contract of Employment. Nothing in the Plan shall be deemed or construed to impair or affect in any manner whatsoever, the right of the Employers, in their discretion, to hire Employees and, with or without cause, to discharge or terminate the service of Employees or Participants.

Section 8.03. Payment in Event of Incapacity. If any person entitled to any payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Company, upon receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him.

Section 8.04. Funding. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, surviving Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, surviving Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

Section 8.05. General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Retirement Benefit or a Preretirement Survivor’s Benefit shall also be applicable to a Supplemental Retirement Benefit or a Supplemental Surviving Beneficiary Benefit payable hereunder. Any Qualified Plan Retirement Benefit or Preretirement Survivor’s Benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan. However, nothing in this Section shall modify the requirement, except as provided in Section 8.09, that all Supplemental Retirement Benefits provided by this Plan be paid in the form of a single life annuity with ten years certain guaranteed and which is the Actuarial Equivalent of the straight life annuity.

Section 8.06. No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

Section 8.07. Anti-alienation of Benefits. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof or rights to, which are expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 8.08. Applicable Law. The Plan shall be construed and administered under the laws of the State of Ohio.

Section 8.09. Small Benefits. If the Actuarial Equivalent of any Supplemental Retirement Benefit or Supplemental Surviving Beneficiary Benefit is not greater than the applicable dollar limit under Section 402(g)(1)(B) of the Code, the Company may pay the actuarial value of such Benefit to the Participant or surviving Beneficiary in a single lump sum in lieu of any further benefit payments hereunder.

Section 8.10. Limitations on Liability. The Company shall indemnify and hold harmless any Employee to whom the duties of the Company may be delegated, and the Committee members against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by any such Employee or Committee member.

Section 8.11. Taxes. All benefits payable pursuant to this Plan shall be reduced by any and all federal, state and local taxes imposed upon the Participant or the Beneficiary which are required to be paid or withheld by the Company or a Related Employer.

Section 8.12. Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

Section 8.13. Headings. The headings and subheadings in this Plan have been inserted for convenience and reference only and are to be ignored in any construction of the provisions hereof.

Section 8.14. Employer Information. To enable the Company, Committee, and the Compensation Committee to perform their functions, each Related Employer shall supply fully and timely information to the Company, Committee, or Compensation Committee, as the case may be, on all matters relating to the Plan, Participants, and Beneficiaries, and such other pertinent information as reasonably requested.

Section 8.15. Successors. The provisions of the Plan shall bind and inure to the benefit of the Related Employers and their successors and assigns. The term successors as used herein shall include any corporate or other business entity that shall, whether by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of a Related Employer, and successors of any such corporation or other business entity.

Section 8.16. Tax Compliance. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that affects such intent, and no Participant, Beneficiary, or the Company shall take any action that would be inconsistent with such intent.

Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, any Related Employer, the Committee, nor any designee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

IN WITNESS WHEREOF: the Company has caused this restated Plan to be executed on the 19th day of December, 2013; effective December 31, 2013.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Sarah Hall

Title:	Senior Vice President